Exhibit 99.1

Bionano Genomics Reports Preliminary Fourth Quarter and Full-Year 2021 Results

–	Preliminary Q4 revenue expected between $5.8 and $6.2 million; 45%-55% increase over Q4 2020
–	Reached installed base of 164 systems: 69% increase over YE 2020
–	Achieved or exceeded all stated goals and milestones for the full year 2021

SAN DIEGO, January 12, 2022 (GLOBE NEWSWIRE) – Bionano Genomics, Inc. (BNGO), pioneer of optical genome mapping (OGM) solutions on the Saphyr® system and provider of NxClinical™, the leading software solutions for visualization, interpretation and reporting of genomic data, today reported unaudited preliminary financial highlights for the fourth quarter ended December 31, 2021. The Company’s full financial results for the fourth quarter and the fiscal year ended December 31, 2021 are not yet available.

“We ended the year with a lot of momentum across the business and have achieved or exceeded all of the milestones we set out at the beginning of 2021,” commented Erik Holmlin, PhD, President and Chief Executive Officer of Bionano. “The integration of BioDiscovery is going well and the results from our first interim readout from our postnatal clinical trial exceeded our expectations. Additionally, there is a lot of excitement around our 2022 Symposium, which began earlier this week.”

Q4 2021 Highlights

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Bionano expects fourth quarter 2021 revenue to be the range of $5.8 million to $6.2 million, an estimated increase of 25% to 33% compared to $4.7 million in the third quarter of 2021 and an estimated increase of 45% to 55% compared to the fourth quarter of 2020. Full year 2021 revenue is expected to be in the range of $17.5 million and $17.9 million, an increase of between 106% and 110% compared to 2020.

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Bionano also reported a record net increase in the installed base of 23 Saphyr systems in the fourth quarter of 2021, bringing the year-end total to 164, representing a 69% increase over the 97 installed systems reported at the end of 2020 and exceeding our goal of 150 systems by the end of 2021.

Achieved Full Year 2021 Milestones, Exceeded Q4 2021 Goals

✔	4Q21: Published interim results from our constitutional postnatal study
✔	4Q21: Three Saphyr users validated laboratory developed tests for their application of the OGM workflow
✔	4Q21: Completed initial prototype of next gen high throughput Saphyr
✔	4Q21: Reached installed base of 164 systems to achieve a 69% increase over year end 2020 and exceeded our stated goal of 150 systems

“The growth in revenues we expect to report for the fourth quarter and full year 2021 compared to the same periods in 2020 are what we’ve been working hard to achieve,” added Chris Stewart, Chief Financial Officer of Bionano. “When we combine that momentum with the nearly 70 percent increase in the size of the installed base, we feel we are laying the groundwork for a very exciting year in 2022.”

Bionano has not completed preparation of its financial statements for the fourth quarter or full year of 2021. The revenue ranges presented in this news release for the fourth quarter of 2021 and for the year ended December 31, 2021 are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the fourth quarter of 2021. Bionano is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2021, and there can be no assurance that final results for this period will not differ from these estimates. During the course of the preparation of Bionano’s consolidated financial statements and related notes as of and for the year ended December 31, 2021, Bionano’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein. Additional information and disclosures would be required for a more complete understanding of Bionano’s financial position and results of operations as of and for the fourth quarter and year-ended December 31, 2021. Accordingly, undue reliance should not be placed on this preliminary information.

About Bionano Genomics

Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through OGM solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen business, the Company also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. Through its BioDiscovery business, the Company also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. For more information, visit www.bionanogenomics.com, www.biodiscovery.com or www.lineagen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: preliminary measures of our financial performance, including our 2021 year-end revenue guidance; our anticipated vision for the rest of 2022; and the advancement of our business strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; the timing and amount of revenue we are able to recognize in a given fiscal period; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations:
Amy Conrad
Juniper Point
+1 (858) 366-3243
amy@juniper-point.com

Media Relations:
Michael Sullivan
Seismic
+1 (503) 799-7520
michael@teamseismic.com